UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 1, 2016
FIVE9, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-36383	94-3394123
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Bishop Ranch 8
4000 Executive Parkway, Suite 400
San Ramon, California 94583
(Address of principal executive offices and Zip Code)
Registrant’s telephone number, including area code: (925) 201-2000
Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
On August 1, 2016 (the “Effective Date”), Five9, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with the lenders party thereto and City National Bank, as agent for such lenders.
The Loan Agreement provides for a secured revolving credit facility of $50 million, with a $5 million sublimit for the issuance of letters of credit. On the Effective Date, the Company borrowed $32.6 million under the Loan Agreement. The proceeds of the Loan Agreement were used to refinance existing indebtedness under (a) the Loan and Security Agreement, dated as of March 8, 2013, as amended, between the Company and City National Bank, which matures on December 1, 2016, and (b) the Loan and Security Agreement, dated as of February 20, 2014, as amended, among the Company, its wholly owned subsidiary Five9 Acquisition LLC (“Five9 Acquisition”), the lenders party thereto and Fifth Street Finance Corp., as agent for such lenders, which matures on February 20, 2019 (collectively, the “Existing Loan Agreements”), and will be used for working capital and other general corporate purposes.
Loans under the Loan Agreement bear a variable annual interest rate of the prime rate plus 0.50%, subject to a 0.25% increase if the Company’s adjusted EBITDA is negative at the end of any fiscal quarter. The Company has agreed to pay a fee of 0.25% per annum on the unused portion of the revolving credit facility provided under the Loan Agreement as well as an anniversary fee of $31,250 on each of the first and second anniversaries of the closing date of the Loan Agreement. Under the terms of the Loan Agreement, the outstanding balance cannot exceed the Company’s trailing four months of MRR (monthly recurring revenue including subscription and usage) multiplied by the average trailing 12 month dollar based retention rate (calculated on the same basis as in the Company’s periodic reports filed with the Securities and Exchange Commission). The Loan Agreement matures on August 1, 2019.  In addition, upon the occurrence and during the continuance of any event of default under the Loan Agreement, the agent may, at the request of the required lenders, terminate the commitments and declare the obligations then outstanding to be due and payable, and exercise other customary rights and remedies.
The obligations of the Company under the Loan Agreement are guaranteed by the Company’s subsidiary, Five9 Acquisition. The Company’s obligations under the Loan Agreement and Five9 Acquisition’s obligations under its guaranty are secured by a first priority perfected security interest in and lien on substantially all of the Company’s and Five9 Acquisitions’ assets.
Under the Loan Agreement, the Company and its subsidiaries are subject to customary affirmative and negative covenants, including restrictions on their ability to incur debt, create liens, dispose of assets, declare dividends or make distributions, make investments, loans, advances, guarantees and acquisitions, enter into transactions with affiliates, and enter into any restrictive agreements.  The Company must also maintain $25 million of cash deposited with the lenders under the Loan Agreement for the term of the Loan Agreement and a minimum liquidity ratio of unrestricted cash and accounts receivable to the outstanding amounts under the Loan Agreement.  The Loan Agreement also contains customary events of default (including defaults based on failure to pay, breaches of covenants, consummation of a change of control and bankruptcy).
The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.
Relationships
City National Bank is entitled to registration rights under the Company’s Eighth Amended and Restated Stockholders’ Agreement, dated as of October 28, 2013, as amended. City National Bank is a lender under an Existing Loan Agreement. The other financial institutions party to the Loan Agreement have performed and may continue to perform commercial banking and financial services for the Company for which they have received and will continue to receive customary fees.
Item 1.02 Termination of a Material Definitive Agreement.
On August 1, 2016, the Company terminated each Existing Loan Agreement in connection with the refinancing described in Item 1.01, and repaid all amounts due thereunder. The information set forth in Item 1.01 of this Report is incorporated by reference herein.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this Report is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Loan and Security Agreement, dated August 1, 2016, by and among Five9, Inc., the lenders party thereto and City National Bank, as agent for such lenders.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIVE9, INC.

Date: August 1, 2016	By:	/s/ Barry Zwarenstein
Barry Zwarenstein
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Loan and Security Agreement, dated August 1, 2016, by and among Five9, Inc., the lenders party thereto and City National Bank, as agent for such lenders.